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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 22, 2002

Date of Report (Date of earliest event reported)

AFC Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-32369	58-2016606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Six Concourse Parkway, Suite 1700, Atlanta, Georgia                                                 30328-5352

                    (Address of principal executive offices)                                                                 (Zip Code)

(770) 391-9500

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.    Other Events and Regulation FD Disclosure.

            AFC Enterprises, Inc. (the “Company”) announced on November 13, 2001 that it estimated that its diluted earnings per share for the 2002 fiscal year would increase by $0.20 per share as a result of adopting Statement of Financial Accounting Standards No. 142 in 2002. Under SFAS No. 142, the Company will no longer amortize existing goodwill and certain other intangibles determined by management to have an indefinite life, but instead will complete an impairment analysis of such assets on at least an annual basis and will recognize impairment, if any, during the quarter in which the analysis is completed. On April 19, 2002, the Company announced that its Board of Directors had appointed KPMG LLP as the Company’s independent auditors for fiscal year 2002, replacing Arthur Andersen LLP who had served as the Company’s auditors since 1992. Following its appointment as the Company’s new auditors, KPMG commenced an analysis of the Company’s goodwill and intangibles amortization, as required by SFAS 142. On May 21, 2002, the Company announced that KPMG had not completed its review of the Company’s adoption of SFAS 142, and accordingly, the Company would delay reporting its results for the first quarter of 2002 until completion of that review. The Company also reaffirmed its guidance for both the first quarter and full year consensus earnings per share estimate, excluding the impact of SFAS 142, but indicated that there is uncertainty as to the final results of the SFAS review. The outcome of this review will establish how much of the estimated $0.20 per share benefit the Company will enjoy and whether a goodwill impairment adjustment will be required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
(Registrant)

Date	May 22, 2002	/s/ GERALD J. WILKINS
Gerald J. Wilkins Executive Vice President and Chief Financial Officer